                         SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON, D.C. 20549

                                   FORM 15

          Certification and Notice of Termination of Registration under
                      Section 12(g) of the Securities Exchange
             Act of 1934 or Suspension of Duty to File Reports Under
           Section 13 and 15(d) of the Securities Exchange Act of 1934

                                               Commission File Number 003-91759

                     BANKILLINOIS FINANCIAL CORPORATION
           (Exact name of registrant as specified in its charter)


       100 WEST UNIVERSITY AVENUE, CHAMPAIGN ILLINOIS 61820 (217) 351-6500 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    COMMON STOCK, $0.01 PAR VALUE PER SHARE
           (Title of each class of securities covered by this Form)


                                     NONE
           (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      [ ]       Rule 12h-3(b)(1)(ii)       [ ]
Rule 12g-4(a)(1)(ii)     [ ]       Rule 12h-3(b)(2)(i)        [ ]
Rule 12g-4(a)(2)(i)      [ ]       Rule 12h-3(b)(2)(ii)       [ ]
Rule 12g-4(a)(2)(ii)     [ ]       Rule 15d-6                 [ ]
Rule 12h-3(b)(1)(i)      [X]


     Approximate number of holders of record as of the certification or notice date: 0

     Pursuant to the requirements of the Securities Exchange Act of 1934, Main Street Trust, Inc., as successor issuer to BankIllinois Financial Corporation, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: May 6, 2000                    By: /s/ Van A. Dukeman
                                         ------------------------------------
                                         Van A. Dukeman
                                         President of Main Street Trust, Inc.